Exhibit 99.1
Fourth Quarter 2007 Condensed Consolidated Statements of Income Condensed Consolidated Balance Sheets Three Months Ended Twelve Months Ended December 31, December 31, December 31, (Unaudited) 2007 2006 2007 2006 (Unaudited) 2007 2006 (In thousands, except per share data) (In thousands) Total interest income $82,773 $ 78,480 $ 325,557 $ 293,423 ASSETS Total interest expense 31,335 30,398 125,954 105,960 Cash and due from banks $181,743 $ 187,555 Net interest income 51,438 48,082 199,603 187,463 Federal funds sold 60,635 55,427 Provision for loan 2,125losses 1,401 7,750 7,761 Interest bearing deposits 6,868 12,809 Net interest income after provision for loan 49,313 losses 46,681 191,853 179,702 Investment securities 1,128,657 1,124,598 Noninterest income 23,055 40,407 92,448 102,119 Loans 3,558,980 3,310,363 Noninterest expense 48,930 45,347 178,867 164,713 Less: allowance for loan losses 52,355 47,452 Income before taxes 23,438 41,741 105,434 117,108 Net loans 3,506,625 3,262,911 Income taxes 8,167 15,149 36,793 41,499 Premises & equipment, net 124,041 120,280 Net income $15,271 $ 26,592 $ 68,641 $ 75,609 Accrued interest receivable 32,215 30,913 Goodwill 37,380 37,380 Mortgage servicing rights 21,715 22,644 Company owned life insurance 67,076 64,705 DATA PER COMMON SHARE: Other assets 49,842 54,912 Diluted EPS $1.86 $ 3.18 $ 8.25 $ 9.11 Total Assets $5,216,797 $ 4,974,134 Dividends 0.65 0.61 2.97 2.27 Book value 55.51 50.39 LIABILITIES AND STOCKHOLDERS’ EQUITY Tangible book value 50.84 45.80 Appraised value 87.75 * 82.50 ** Deposits $3,999,401 $ 3,708,511 * Based on the latest independent appraised minority share valuation as of September 30, 2007, Securities sold under repurchase agreements 604,762 731,548 effective for transactions on or after November 13, 2007. Accrued interest payable 21,104 18,872 ** Based on the independent appraised minority share valuation as of September 30, 2006, effective Other liabilities 30,117 36,295 for transaction on or after November 14, 2006. Other borrowed funds 8,730 5,694 Long — term debt 5,145 21,601 Subordinated debentures 103,095 41,238 Selected Ratios Total Liabilities 4,772,354 4,563,759 Common stockholders’ equity 444,443 410,375 Three Months Ended Twelve Months Ended Total Liabilities and Stockholders’ Equity $5,216,797 $ 4,974,134 December 31, December 31, (Unaudited) 2007 2006 2007 2006 PERFORMANCE Return on avg common 13.80% equity 26.71% 16.14% 20.38% Return on avg common equity excl other comp income 13.68% 26.15% 15.91% 19.82% DILUTED EARNINGS PER SHARE Return on avg assets 1.18% 2.16% 1.37% 1.60% Exclusive of one-time i Pay gain in 2006 Net interest margin, 4.41% FTE 4.38% 4.46% 4.47% Efficiency ratio 65.68% 51.24% 61.25% 56.88% CREDIT QUALITY (Period End) $ 10. 00 Provision for loan losses to average 0.22% 0.24%loans $8. 00 Net charge offs to average loans 0.08% 0.09% Allowance for loan losses to loans 1.47% 1.43% $ 6. 00 Allowance for loan losses to non-accruing loans 165.93% 321.40% $ 4. 00 Non-accruing loans to total loans 0.89% 0 45% $ 2. 00 CAPITAL ADEQUACY & LIQUIDITY Leverage capital ratio 9.92% 8.61% $ 0. 00 Avg loans to avg deposits 88.62% 90.48% 2003 2004 2005 2006 2007 First Interstate BancSystem, Inc. P.O. Box 30918 Billings, Montana 59116 (406) 255-5390 www.firstinterstatebank.com

First Interstate BancSystem, Inc.
Fourth Quarter 2007

To our shareholders,

First Interstate BancSystem is pleased to announce 2007 earnings of $68,641,000, or $8.25 per diluted share. Fourth quarter 2007 earnings were $15,271,000, or $1.86 per diluted share, as compared to $26,592,000, or $3.18 per diluted share, for the same period in 2006. Earnings for 2006 included a one-time, after-tax gain of $12,278,000, or $1.48 per diluted share, from the sale in December 2006 of a minority interest in iPay Technologies, LLC (iPay), an internet bill-paying company. Exclusive of this one-time gain, fourth quarter 2007 earnings increased 6.7%, or $0.16 per diluted share, from the same period in 2006 and for the full year of 2007, earnings increased 8.4%, or $0.62 per diluted share. Total assets of $5,216,797,000 as of December 31, 2007 grew 5% from $4,974,134,000 as of December 31, 2006.

Annual Results

2007 net interest income of $199,603,000, was $12,140,000, or 7%, higher than 2006, primarily due to organic loan growth. Average loans grew $241,707,000, or 8%, during 2007 as compared to 2006, while average deposits grew $347,117,000, or 10%. The net interest margin ratio remained stable at 4.46% in 2007, as compared to 4.47% in 2006.

Exclusive of the one-time iPay gain recognized in 2006, noninterest income in 2007 increased $10,130,000, or 12%, from 2006. During 2007, we recognized a non-recurring technology services contract termination fee of $2,037,000; and, one-time gains from the conversion and subsequent sale of MasterCard stock of $737,000 and the sale of mortgage servicing rights of $986,000. Fee income from debit and credit card transactions increased $1,809,000 due to higher transaction volumes, and revenues from the origination and sale of loans, data processing and insurance commissions increased $1,634,000, $1,177,000 and $658,000, respectively, in 2007, as compared to 2006. Also contributing to the year over year increase were gains on the sale of investment securities of $59,000 in 2007, as compared to losses of $722,000 in 2006.

Noninterest expense of $178,867,000 was $14,154,000, or 9%, higher than in 2006. Salary and benefits expense increased $9,245,000, or 10%, primarily due to the combined effects of inflationary wage increases, higher staffing levels, higher incentive accruals and increases in group medical insurance costs. Occupancy expense increased $1,441,000, or 11%, as compared to 2006, primarily due to increases in rental expense and higher depreciation resulting from a change in the useful life of two buildings. Also, during fourth quarter 2007, we accrued $1,500,000 for estimated losses relating to an indemnification agreement with Visa U.S.A. and other losses.

Quarterly Results

Fourth quarter 2007 net interest income of $51,438,000 was $3,356,000, or 7%, higher than in fourth quarter 2006. The fourth quarter net interest margin ratio of 4.41% increased 3 basis points from the same period in 2006. The provision for loan losses of $2,125,000 during fourth quarter 2007, increased $724,000, or 52%, from the same period in 2006, primarily due to higher levels of nonperforming loans in fourth quarter 2007 as compared to fourth quarter 2006.

Exclusive of the one-time iPay gain recorded during fourth quarter 2006, noninterest income of $23,055,000 increased $2,449,000, or 12%, from fourth quarter 2006. The increase was primarily due to higher revenues from the origination and sale of real estate loans, increases in debit and credit card transaction volumes and increases in insurance commissions of $451,000, $377,000 and $296,000, respectively. In addition, we recognized gains of $53,000 on the sale of investment securities during fourth quarter 2007, as compared to losses of $745,000 during the same period in 2006.

Financial Highlights
Three Months ended December 31,

(Unaudited) (In thousands, except per share data)	2007	2006	% Change
OPERATING RESULTS			
Net income	$ 15,271	$ 26,592	-42.6%
Diluted earnings per share	1.86	3.18	-41.5%
Dividends per share	0.65	0.61	6.6%
PERIOD END BALANCES			
Assets	5,216,797	4,974,134	4.9%
Loans	3,558,980	3,310,363	7.5%
Investment securities	1,128,657	1,124,598	0.4%
Deposits	3,999,401	3,708,511	7.8%
Common stockholders' equity	444,443	410,375	8.3%
Common shares outstanding	8,006	8,145	-1.7%
QUARTERLY AVERAGES			
Assets	5,148,266	4,889,790	5.3%
Loans	3,534,939	3,310,509	6.8%
Investment securities	1,019,467	1,077,418	-5.4%
Deposits	4,015,648	3,655,262	9.9%
Common stockholders' equity	438,908	394,942	11.1%
Common shares outstanding	8,039	8,144	-1.3%

Fourth quarter 2007 noninterest expense of $48,930,000 was $3,583,000, or 8%, higher than in fourth quarter 2006. This increase was primarily due to salary and benefits expense, which increased $1,699,000, or 7%, from the same period in 2006 and the fourth quarter 2007 accrual of $1,500,000 for estimated indemnification and other losses.

On January 10, 2008, we completed the acquisition of the First Western Banks headquartered in Sturgis and Wall, South Dakota. First Western, with aggregate total assets of approximately $925,000,000 as of December 31, 2007, has eighteen branch banks in twelve western South Dakota communities. We are excited to expand our market area into South Dakota and welcome the employees and customers of First Western to the First Interstate family.

This has been a difficult year for the financial services industry. Subprime lending and poor investment decisions, among other challenges, have resulted in large losses and falling stock prices at many financial institutions across the country. First Interstate had a much better financial experience last year and has been recognized as one of the "Top 25 Banks in America for 2008" (based on return on equity) and one of the "Top 10 Mid-Tier Banks of 2008" (based on return on assets) by US Banker Magazine, in their January 2008 issue. We are fortunate to have the sound economies of Montana and Wyoming to contribute to our success. We are equally fortunate to have such a great team of employees, officers and directors who continue to guide our company. Thank you and congratulations for making 2007 an exceptional year.

Lyle R. Knight
President
Chief Executive Officer

Terrill R. Moore
Executive Vice President
Chief Financial Officer